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                                                                       EXHIBIT 6

                          FORM OF INDEMNITY AGREEMENT

    This Indemnity Agreement (this "Agreement"), dated as of [          , 19  ],
is among McKesson Corporation, a Maryland corporation ("McKesson"), Armor All
Products Corporation, a Delaware corporation (the "Company"), and [          ]
(the "Director").

                                  INTRODUCTION

    A. The Director is contemplating becoming a member of the Board of Directors of the Company.

    B.  McKesson owns a majority of the common stock of the Company.

    C. As an inducement to the Director to serve as a director of the Company, McKesson agrees to indemnify the Director upon the terms and conditions hereinafter set forth.

    Accordingly, the parties hereto agree as follows:

    1. AGREEMENT TO INDEMNIFY. McKesson agrees to indemnify and hold harmless the Director from all claims, liabilities, losses, damages, costs and expenses (including, without limitation, court costs and attorneys' fees) which may be asserted against him, or which he may sustain or incur, as a result of his service as a Director of the Company (including service on any committee of the Board of Directors of the Company), or as a result of any action or omission which he is alleged to have taken or omitted to take as a director of the Company, during any period of time prior to termination of this Agreement pursuant to paragraph 10 hereof, irrespective of the time when any such claim may be asserted; provided, however, that the indemnification herein provided shall not extend to any act or omission with respect to which it shall be finally adjudged that the liability of the Director arose out of conduct or an omission that: (a) involved a knowing and culpable violation of law, (b) enabled the Director to derive an improper benefit from the Company, (c) showed a conscious disregard for the Director's duties to the Company that was reckless under the circumstances, or (d) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Company. The Director shall not submit any claim to McKesson under this Agreement until the Director has made a claim for indemnification to the Company, and under any applicable insurance policy, and has failed to receive full payment of such claim within sixty (60) days after such submission.

    2. DUTY TO DEFEND; ADVANCE OF EXPENSES. In case any proceeding (including any government investigation) shall be instituted or claim asserted involving the Director, the Director shall promptly notify McKesson and the Company in writing. Unless the Director is otherwise being represented by counsel reasonably satisfactory to the Director, McKesson and the Company, and who is retained and paid by McKesson, the Company or an insurance carrier, McKesson and the Company shall retain counsel reasonably satisfactory to the Director to represent the Director and any other person McKesson and Company may designate in such proceeding (except where such representation would be inappropriate due to actual or potential differing interests), and McKesson or the Company shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, the Director shall have the right to retain his own counsel, but the fees and expenses of such counsel shall be at the expense of the Director unless (i) McKesson, the Company and the Director shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include McKesson, the Company and the Director and representation of all of the parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that McKesson and the Company shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for the Director (except where such representation is inappropriate due to differing interests), and that all such fees and expenses shall be reimbursed as they are incurred. Neither McKesson nor the Company shall be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, McKesson
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agrees to indemnify the Director from and against any loss or liability by reason of such settlement or judgment. In the event that it shall ultimately be determined in a final judgment that the Director was not entitled to be indemnified hereunder as a result of conduct or an omission referred to in any of the clauses (a) through (d) of Paragraph 1 above, the Director agrees to reimburse McKesson and the Company for the amount of any fees or disbursements paid by them on behalf of such Director in such proceeding.

    3. DIRECTOR'S OBLIGATION TO SERVE; EFFECT OF DIRECTOR'S RESIGNATION. By executing a counterpart of this Agreement, the Director signifies his present intention to serve as a director of the Company. However, nothing herein contained shall obligate the Director to continue to so serve as a director, and the resignation of the Director shall not operate to deprive the Director of the benefits of this Agreement.

    4. GOVERNING LAW. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without reference to its rules on conflict of laws.

    5. CONSENT TO JURISDICTION. It is agreed that in the event of the failure of McKesson to pay any amount claimed to be due hereunder, McKesson, at the request of the Director, will submit to the jurisdiction of any court of competent jurisdiction within the State of California or Delaware, and will comply with all requirements necessary to give such court jurisdiction, and all matters arising hereunder shall be determined in accordance with the law and practice of such court.

    It is further agreed that service of process in such suit may be made upon McKesson Corporation, One Post Street, San Francisco, California 94104, Attn:
Vice President and General Counsel, and that in any suit instituted against McKesson under this Agreement, McKesson will abide by the final decision of such court or of any appellate court in the event of an appeal.

    6. INDIVIDUAL STATUS OF DIRECTORS. Nothing herein contained shall be deemed to make the Director responsible for any act or omission of any other Director, nor to create rights or obligations among the directors, as such.

    7. AGREEMENT NOT EXCLUSIVE. The right to indemnification provided to the Director under this Agreement shall be independent of, and neither subject to nor in derogation of, any other rights to indemnification or exculpation to which the Director may be entitled, including, without limitation, any such rights which may be assertable under the General Corporation Law of the State of Delaware or any other law, the Certificate of Incorporation or By-Laws of McKesson or the Company, or any policy of insurance. In the event that McKesson or the Company makes payment to or defends the Director under this Agreement, the Director agrees to pursue in his own name and at McKesson's or the Company's request and expense any rights to indemnification or insurance which he may possess and to turn over to McKesson or the Company any proceeds recovered to the extent the Director, or counsel retained on the Director's behalf, has otherwise received reimbursement, or payment under this Agreement.

    8. NOTICES. All notices and other communications hereunder will be in writing and effective when mailed by certified or registered mail, delivered personally or sent by telex, facsimile transmission or telegraph to McKesson or the Company, One Post Street, San Francisco, CA 94104, Attn: Vice President and General Counsel, and to the Director at the address indicated below his signature to this Agreement, or such other address as any party hereto may from time to time so communicate.

    9. SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

    10. TERMINATION. McKesson may terminate this Agreement on thirty (30) days' prior written notice given in the manner provided in Paragraph 8. No such termination or cessation of being a party shall operate to deprive the Director of the benefit of this Agreement with respect to any conduct or omission of

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the Director that is alleged to have occurred prior to the effective date of such termination on cessation of being a party and for which indemnification is provided by this Agreement.

    11. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    12. AMENDMENT. No amendment of this Agreement shall be effective with respect to any party hereto unless such party shall have consented in writing to such amendment. By an instrument in writing, any party may waive compliance by another party with any provision of this Agreement with which such other party was or is obligated to comply, provided that such waiver shall not operate as a waiver of, or estoppel with respect to, any party other than the party waiving such compliance in writing or any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof.

    IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date hereinabove set forth.

  MCKESSON CORPORATION

  By   /s/ NAME
       -----------------------------------------
       [          ]

Its President & Chief Operating Officer

ARMOR ALL PRODUCTS CORPORATION

By      /s/ NAME                             /s/ NAME
        -----------------------------------  -----------------------------------
        [          ]                         Name: [          ]

Its Vice President & Secretary

Address:  c/o McKesson Corporation
       One Post Street
       San Francisco, CA 94104

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